Exhibit 99.2

Company-Wide Focus on Improving Operations and Profitability. We continuously evaluate ways to improve our gross margin and operating profitability and intend to streamline our organization by simplifying and optimizing our processes. In October 2017, following an extensive internal analysis aimed at significantly improving profitability, we identified opportunities to eliminate at least $650 million of annual costs, all of which we expect to implement by the end of 2019. We anticipate that approximately 50% of these annual cost savings will be reflected in reduced cost of sales, approximately 45% will be reflected in reduced selling and administrative expenses, and approximately 5% will be reflected in reduced advertising and promotion expenses. We expect to achieve approximately one-third of these annual cost savings in 2018 through simplification, complexity reduction, and organizational streamlining. Larger, more structural changes, such as changes to our approach to manufacturing and investments in IT that will allow us to further streamline our processes, are expected to drive the remaining two-thirds in 2019 for run-rate cost savings of $650 million exiting the year.

These cost savings initiatives were identified through a systematic, company-wide process that began in the third quarter of 2017, and challenged all aspects of how Mattel does business, with a particular focus on eliminating expenses that are not directly tied to revenue and/or efficiencies. As we have validated our overall cost reduction plan, we have, and will continue to, utilize a zero-based budgeting approach to arrive at the necessary cost structure to effectively support our current and future revenue base. We expect that a meaningful portion of our senior employee’s compensation will be tied to achieving these profitability improvement goals. We expect to incur approximately $200 million of costs, such as severance and restructuring costs, spent between the fourth quarter of 2017 and the end of 2019 in order to implement these initiatives.

These cost reduction and efficiency enhancing initiatives, which are currently underway, include:

•	Cost of Sales: We have reviewed our product offerings and identified opportunities to reduce complexity in our operations. We believe that focusing on products with scale and global appeal, reducing unprofitable and complicated SKUs, consolidating our production footprint, and outsourcing the production of certain brands can help us deliver savings and better focus our business on the most attractive opportunities by better aligning incentives across our business functions. We have also identified opportunities to implement process improvement initiatives at our owned and co-manufacturing facilities, as well as opportunities to enhance and optimize purchasing agreements with vendors. We also believe there are other areas where we will be able to achieve cost savings, including reduction of packaging spend, tooling efficiencies, and other quality improvement programs.

•	Other Selling and Administrative Expenses: We continue to assess and rebalance our work force to most optimally meet the needs of our business. We anticipate streamlining our reporting structure throughout the organization and reducing our overall overhead expense base to better align with our revenue base. We also plan to de-prioritize and eliminate non-core, sub-scale, and unprofitable brands. Additionally, we are focused on reducing spend on third parties, including spending on consultants, legal and temporary labor. As part of our assessment of third-party expenses, we also believe we will be able to terminate, renegotiate, or consolidate certain agreements. We intend to rationalize our global office footprint and eliminate underperforming retail locations.

•	Advertising: We continue to evaluate our advertising budget within the context of our business needs and sales trends. We anticipate prioritizing advertising spending that supports our power brands, A+ licensed brands, and best, most profitable opportunities. In addition to the revenue growth strategy and cost savings initiatives discussed previously, we announced in October 2017 the suspension of our dividend starting in the fourth quarter of 2017 in order to increase financial flexibility, strengthen our balance sheet and facilitate strategic investment.

We believe that pursuing these cost savings initiatives and strengthening our balance sheet will allow us to pursue our strategic plan for sustainable growth and profitability. See “Risk Factors—Risks Relating to Our Business—Mattel may be unable to realize the anticipated cost savings from its previously announced cost savings plan or may incur additional and/or unexpected costs in order to realize them.”

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Recent Developments

Based on preliminary quarter-to-date data for the fourth quarter, Mattel currently anticipates its gross sales during the fourth quarter of 2017 will continue to be negatively impacted by key retail partners moving toward tighter inventory management and by challenges in the Toy Box and certain underperforming brands. Due to these factors, Mattel expects its full year 2017 gross sales will decline by a percentage in at least the mid-to-high single digits compared to 2016.

The unfavorable year-over-year gross margin experienced during the first nine months of 2017 is expected to continue throughout the fourth quarter of 2017, as a result of unfavorable product mix, higher freight and logistics expense, and lower fixed cost absorption. In addition, continued negative trends in top line performance for the balance of the year could result in additional gross margin deterioration as a result of higher inventory write-downs and discounts offered to clear inventory. Mattel’s advertising and promotion expenses in the full year 2017 are expected to be slightly higher than full year 2016 on a gross dollar basis. In addition, Mattel’s other operating expenses for the fourth quarter of 2017, excluding severance expenses, are expected to be higher than the fourth quarter of 2016. As a result of these items, Mattel’s operating income margin, excluding severance expenses, for the fourth quarter of 2017 is expected to be significantly lower than the fourth quarter of 2016. In addition, gross margins and operating income could be further impacted by fourth quarter charges or expenses, including restructuring and other non-cash write-offs, which could be material, incurred in connection with its recently announced cost savings program, which is targeting run-rate cost savings of at least $650 million.

Actual results for the fourth quarter of 2017 could differ materially from the above expectations. In addition, Mattel’s results could be materially adversely affected by any of the risks set forth under “Risk Factors” or items described under “Disclosure Regarding Forward-Looking Statements.” See “Risk Factors—Risks Relating to Our Business—The highly seasonal nature of Mattel’s business makes accurately forecasting its financial results for the fourth quarter of 2017 challenging” and “—Mattel may be unable to realize the anticipated cost savings from its previously announced cost savings plan or may incur additional and/or unexpected costs in order to realize them.”

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The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Nine-Month Period Ended September 30,		LTM Period Ended September 30, 2017
(Dollars in thousands)	2014	2015	2016	2016	2017
Net income (loss)	$498,874	$369,416	$318,022	$144,177	$(772,553)	$(598,708)
Interest expense	79,271	85,270	95,118	70,133	68,557	93,562
Provision for income taxes	88,036	94,499	91,720	26,620	614,402	679,502
Depreciation	207,701	233,025	235,797	177,939	179,831	237,689
Amortization	41,000	32,402	26,543	19,577	16,264	23,230

EBITDA	$914,882	$814,612	$767,200	$438,446	$106,501	$435,275

Share-based compensation[a]	51,993	56,691	53,950	38,744	47,582	62,788
Asset impairments and other non-cash charges[b]	—	—	—	—	14,942	14,942
Severance and restructuring costs[c]	42,934	67,815	39,940	33,622	21,476	21,476
TRU net sales reversal[d]	—	—	—	—	43, 049	43,049

Adjusted EBITDA	$1,009,809	$939,118	$861,090	$510,812	$233,550	$577,530

[a]	Represents share-based compensation expense (recorded in other selling and administrative expenses).
[b]	Reflects non-cash asset impairment charges from the write-down of assets.
[c]	Represents a charge recorded in other selling and administrative expenses, primarily related to employee headcount reductions. The amount for the LTM period includes only those costs incurred in 2017.
[d]	As a result of Toys “R” Us filing for bankruptcy in September 2017, Mattel reversed $43.0 million of net sales attributable to the North America segment in the third quarter of 2017.

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The highly seasonal nature of Mattel’s business makes accurately forecasting its financial results for the fourth quarter of 2017 challenging.

Historically, approximately 35-40% of full year industry consumer takeaway occurs between the traditional holiday season of the “Black Friday” week to year end. Additionally, Mattel expects the trend of delayed consumer takeaway until later in the holiday season to continue. Furthermore, Mattel’s preliminary quarter-to-date data incorporated in its expectations for the fourth quarter of 2017 described above under “Summary—Recent Developments” includes only limited information and may not be indicative of its results for the entire quarter. Accordingly, Mattel’s actual financial results for the fourth quarter of 2017 could differ from its expectations for this period, and such differences could be material.

Mattel may be unable to realize the anticipated cost savings from its previously announced cost savings plan or may incur additional and/or unexpected costs in order to realize them.

Mattel is implementing a series of cost savings initiatives as described above under “Summary—Our Business Strategy—Company-Wide Focus on Improving Operations and Profitability.” Mattel expects to incur one-time, non-recurring costs to achieve such cost savings, including certain costs during 2017 and 2018. There can be no assurance that Mattel will be able to realize the anticipated cost savings from its previously announced cost savings plan in the amounts or within the anticipated timeframes or at all. In addition, any cost savings that Mattel realizes may be offset, in whole or in part, by reductions in net sales or through increases in other expenses. Failure to realize the expected cost savings from its proposed cost savings plan could have an adverse effect on Mattel’s financial results and prospects.

The amounts of anticipated cost savings and anticipated expenses related thereto discussed in this offering memorandum are based on Mattel’s current estimates, but they involve risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements to be materially different from those described herein. Assumptions relating to the plans and amounts related thereto involve subjective decisions and judgments with respect to, among other things, the estimated impact of certain operational adjustments, including marketing efficiency, labor management, material input cost fluctuations, plant transition costs and other cost and savings adjustments, as well as future economic, competitive, industry and market conditions and future business decisions, all of which are inherently uncertain and may be beyond the control of Mattel’s management. Although Mattel’s management believes these estimates and assumptions to be reasonable, any of the assumptions could be inaccurate, and there can be no assurance that the estimates described herein will prove to be accurate or that the objectives and plans expressed will be achieved. Neither Mattel’s independent registered public accounting firm nor any other independent registered public accounting firm, has examined, compiled or performed any procedures with respect to these amounts, nor have they expressed any opinion, or any other form of assurance, on such information or their achievability.

Accordingly, there can be no assurance that the anticipated cost savings will be realized or that the impact of the efforts to achieve such cost savings will not be significantly different than currently anticipated. Mattel undertakes no obligation to update or otherwise revise or reconcile its expectations regarding its cost savings efforts whether as a result of new information, future events or otherwise.